Exhibit 10.10
No Action Letter Issued by Securities and Exchange Commission
October 21, 2005 to operate Track ECN through June 28, 2006

Mr. Robert P. Bramnik
Duane Morris, LLP
227 West Monroe Street, Suite 3400
Chicago, IL 60606

                    Re: Track ECN

    This letter extends the temporary no-action position taken by the Division of Market Regulation (“Division”) on January 6, 2005 (“January Letter”) until June 28, 2006. This letter also extends the no-action position taken by the Division on May 30, 2003 relating to activities in Nasdaq securities on the NASD’s Alternative Display Facility and exchange-listed securities.

In the January Letter, the Division took the view that Track ECN, operated by Track Data Securities Corp. (“Track Data”), is an “electronic communications network” (“ECN”) as now defined in Regulation NMS1  and would be in compliance with the requirements applicable to the ECN Display Alternative2  with respect to Nasdaq and exchange-listed securities for which a linkage between Track ECN and a self-regulatory organization (“SRO”) is operational. Accordingly, the Division took the position that it would not recommend that the Securities and Exchange Commission (“Commission”) take enforcement action against OTC market makers or exchange market makers who are participants in Track ECN, if those market makers enter orders into Track ECN without modifying their public quotations, in compliance with the ECN Display Alternative.

In extending this no-action position, the Division relied on the following representations made by Track Data:

(i)	Track Data is registered with the Commission as a broker-dealer;

(ii)
Track Data will continue to maintain a linkage with an SRO to provide to broker-dealer subscribers access to certain orders. Specifically, Track Data will: (a) transmit to an SRO for display by the SRO the best priced orders of all orders entered by OTC market makers and exchange market makers for those securities in which they make markets (or act as specialists); and (b) provide, to any broker or dealer, access to such orders displayed by an SRO that is functionally equivalent to the access that would have been available had the market makers reflected their superior orders in their quote;

(iii)
Track Data responds and intends to continue to respond to directed orders by non-subscribers as promptly as it responds to orders directed by subscribers to execute against orders displayed in Track ECN and in any event no more than a few seconds. Non-subscribers may access Track ECN via dedicated computer line. In addition, Track Data will continue to maintain a desk to receive and execute orders received telephonically from non-subscriber broker-dealers against Track Data orders displayed by an SRO. This desk will be staffed by personnel that meet the applicable NASD standards for such activity. Finally, if not inconsistent with the rules of the SRO, Track Data will charge non-subscriber broker-dealers a rate that does not exceed the then current rate charged to a substantial portion of its active broker-dealer subscribers and in any event not in excess of $0.003 per share[3]  or such other maximum fee as may be authorized pursuant to Regulation NMS from time to time, plus any fee charged to Track Data by an SRO;

(iv)
Track ECN has sufficient capacity to handle the volume of trading reasonably anticipated to be conducted in Track ECN. In addition, Track Data will conduct regular periodic Track ECN capacity reviews and tests to: (a) ensure and expand future capacity, (b) identify potential weaknesses, and (c) reduce the risks of system failures and threats to system integrity; and

(v)
Track Data has put in place and will maintain procedures to ensure that only certain designated personnel have access to Track ECN. Those designated personnel will keep all trading information entered into Track ECN confidential, and will not use such information for trading in Track Data’s proprietary account, its customers’ accounts, or their own personal trading accounts. In addition, the operation of Track ECN will be kept separate from other business of Track Data.

        The Division conditions its position on the continuing accuracy of these representations and compliance by Track Data with all applicable Commission and SRO rules, including any additional requirements applicable to ECNs. Any different facts or conditions - including but not limited to modifications or revisions to, or expansion of service provided by, Track Data - may require a different response. The Division may request additional representations from you regarding the operation of Track ECN. This no-action position is subject to changes in current law, regulation, and interpretations; any such change may require the Division to reevaluate and withdraw or modify this position. This no-action position concerns enforcement action under Section 11A of the Securities Exchange Act of 1934 only, and does not express any legal conclusions regarding the applicability of Section 11A or other statutory or regulatory provisions of the federal securities laws.

        Compliance with the ECN Display Alternative depends in many respects on the practical effect of the operational conditions established by Track Data and the manner of operation of the linkage between Track ECN and the SRO. Therefore, the Division is limiting the effectiveness of this no-action position until June 28, 2006.

Sincerely,

/s/	Michael J. Gaw

Michael J. Gaw
Assistant Director

1 See 17 CFR 242.600(b)(23).
2 17 CFR 242 .602(b)(5)(ii).
3 The Division notes that Rule 610(c) of Regulation NMS, 17 CFR 242.610(c), generally limits the fee that a trading center may charge for accessing a protected quotation to no more than $0.003 per share. Rule 610(c) became effective as of August 29, 2005, and is subject to delayed compliance to be implemented in two phases. See Securities Exchange Act Release No. 51808 (June 9, 2005), 70 FR 37496, 37576 (June 29, 2005).